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                                                                    EXHIBIT 10.c

                                                                [EXECUTION COPY]

                           CHANGE OF CONTROL AGREEMENT


         AGREEMENT dated as of September 21, 2000 between MascoTech, Inc., a Delaware corporation (including any successor thereto, the "COMPANY") and David
B. Liner ("EXECUTIVE").

         WHEREAS, Executive is currently Vice President and General Counsel of the Company; and

         WHEREAS, the Company desires to retain the services of Executive in anticipation of a possible transaction which may result in a Change of Control (as defined below) and to obtain the covenants set forth herein; and

         WHEREAS, the parties desire to enter into this Agreement;

         NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

         1. Definitions. For purposes of this Agreement, the following terms shall have the meanings indicated.

         "BASE SALARY" means the annual base salary being paid to Executive at the higher of (i) the rate immediately prior to the Change of Control and (ii) the rate prior to any termination of employment under Section 3.

         "CAUSE" means (i) Executive's conviction of or plea of guilty or nolo contendere to a crime involving moral turpitude or a crime (other than a minor traffic or other minor violation) providing for a term of imprisonment, a pattern of alcohol abuse (whether or not constituting a crime) or illegal substance abuse on the part of Executive, or Executive's willful misconduct in the performance of his duties to the Company or (ii) Executive's failure to follow the instructions of the Company's Chairman of the Board of Directors or the Company's Board of Directors or the executive officer of the Company to whom Executive reports, or Executive's neglect of duties (other than any such neglect resulting from incapacity of Executive due to physical or mental illness), but in each such case only following 10 days' prior written notice thereof from the Company which specifically identifies such failure or neglect and the continuance of such failure or neglect during such notice period. The Company must notify Executive of any event constituting Cause within 120 days after the Company becomes aware of such event or such event shall not constitute Cause for purposes of this Agreement; provided that a failure of the Company to so notify Executive after the first occurrence of an event constituting Cause shall not preclude any subsequent occurrences of such event (or a similar event) from constituting Cause.

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         "CHANGE OF CONTROL" means the first of the following events to occur following the date hereof:

                       (i) Any "person" or "group of persons", as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, directly or indirectly purchases or otherwise become the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) or has the right to acquire such beneficial ownership (whether or not such right is exercisable immediately, with the passage of time or subject to any condition) of voting securities representing 50% or more of the combined voting power of all outstanding voting securities of the Company; or

                       (ii) during any period of twenty-four consecutive calendar months, the individuals who at the beginning of such period constitute the Company's Board of Directors, and any new directors whose election by such Board or nomination for election by stockholders was approved by a vote of at least two-thirds of the members of such Board who were either directors on such Board at the beginning of the period or whose election or nomination for election as directors was previously so approved, for any reason cease to constitute at least a majority of the members thereof.

         "COMPANY" has the meaning set forth in the recital hereto.

         "DATE OF TERMINATION" means the date of termination of Executive's employment with the Company.

         "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

         "GOOD REASON" means:

                  (i) Removal from, or failure to be reappointed or reelected to, the position Executive holds with the Company immediately prior to a Change of Control (other than as a result of a promotion or a change in position which is not material);

                 (ii) Any material diminution in Executive's title, position, duties or responsibilities, the assignment to Executive of duties that are inconsistent, in a material respect, with the scope of duties and responsibilities associated with the position of Executive immediately prior to the Change of Control;

                (iii) Failure by the Company to pay Executive any compensation otherwise vested and due if such failure continues for ten business days following notice to the Company thereof;

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                (iv) Reduction in base salary, bonus opportunity, other
         compensation or benefits or the failure of the Company to pay Executive a bonus (A) if a Change of Control occurs in calendar year 2000, in an amount equal to or greater than the bonus earned for calendar year 2000 and in an amount equal to or greater than the Target Bonus for calendar years 2001 and 2002, or (B) if a Change of Control occurs at any time after December 31, 2000, in an amount equal to or greater than the earned bonus for the period up to the date of the Change of Control and in an amount equal to or greater than the Target Bonus for each of the two one year periods following a Change of Control.

                  (v) Relocation of Executive to an office of the Company (A) more than 35 miles from his current office or (B) to a location that would add more than 15 miles to Executive's one-way commute to or from his current principal residence; or

                 (vi) Failure of the Company to obtain the assumption of this Agreement pursuant to Section 8(g).

         Any determination of Good Reason made in good faith by Executive shall be final and conclusive. Executive must notify the Company of any event constituting Good Reason within 120 days after Executive becomes aware of such event or such event shall not constitute Good Reason for purposes of this Agreement; provided that a failure of Executive to so notify the Company after the first occurrence of an event constituting Good Reason shall not preclude any subsequent occurrences of such event (or similar event) from constituting Good Reason.

         "NON-COMPETE TERM" means the period from the date of this Agreement until the date two years following any termination of Executive's employment with the Company.

         "TARGET BONUS" means, with respect to any fiscal year of the Company, 50% of Base Salary.

           2. Term of Agreement. Except as set forth in the next following sentence, this Agreement shall be in effect from the date hereof until the earliest of (i) the date all equity awards held by Executive immediately following the effective time of a Change of Control have vested (the "EQUITY VESTING DATE") and (ii) December 31, 2001 if no Change of Control shall occur or be in process prior to such date, except to the extent necessary to give effect to the provisions hereof. For purposes of the preceding sentence, a Change of Control shall be deemed to be in process upon the filing of a Schedule TO under the Exchange Act in respect of the Company or upon the execution of an agreement which, if the transaction contemplated thereby were consummated, would result in a Change of Control, in either case prior to December 31, 2001. Notwithstanding the foregoing, prior to a Change of Control and following the expiration of this

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Agreement, Executive's employment shall be deemed an employment at will and
Executive's employment may be terminated at will by Executive or the Company.

           3.   Severance.

                 (a) Without Cause by the Company; by Executive for Good Reason. If Executive's employment with the Company is terminated upon a Change of Control or prior to or upon the second anniversary of a Change of Control (x) by the Company without Cause (other than by reason of disability (within the meaning of the Company's disability program, "DISABILITY") or death) or (y) by Executive for Good Reason, in lieu of any other severance benefits to which Executive would be entitled under any other plans or programs of the Company, Executive shall be entitled to the following benefits.

                          (i) The Company shall pay Executive (A) accrued unpaid
                  base salary and vacation through the Date of Termination, (B) the Target Bonus (or, as applicable, the excess of Target Bonus over the bonus paid for such period) for the most recently completed bonus period if Target Bonus has not been paid in respect of such period, (unless the most recently completed bonus period is calendar year 2000, in which case the Executive's entitlement shall be the earned bonus for such period, not the Target Bonus) plus a pro rata portion of the Target Bonus for the current bonus period through the Date of Termination, in the case of either of (A) or (B), within ten days of the Date of Termination in a lump sum payment and (C) severance equal to (x) two times (y) the sum of (1) Base Salary and (2) Target Bonus, payable in equal monthly payments over the two year period following the Date of Termination. Notwithstanding the foregoing, if Executive dies during such two year period during which severance is being paid, any remaining severance payments hereunder will be made in a lump sum benefit to Executive's beneficiary within thirty days of notification to the Company of Executive's death.

                         (ii) The Company shall make monthly payments to
                  Executive such that, after payment by Executive of all applicable taxes thereon, Executive retains an amount which, when added to the amount of Executive's contribution if any to his health insurance arrangement as in effect prior to the Date of Termination, will enable Executive to purchase medical, dental and vision benefits substantially similar to those Executive received immediately prior to the Date of Termination, or at the date of the Change of Control if more favorable, on the same terms Executive received such benefits immediately prior to the Date of Termination, or at the date of the Change of Control if more



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                  favorable, for a period of two years following the Date of
                  Termination.

                        (iii) At the end of the two year period set forth in
                  paragraph (ii) of this Section 3(a), the Company shall make monthly payments to Executive such that, after payment by Executive of all applicable taxes thereon, Executive retains an amount equal to the amount by which (A) the cost to Executive of purchasing health benefits substantially similar to those he received prior to the Date of Termination for an additional eighteen (18) month period exceeds (B) the cost Executive would have incurred to purchase health benefits to the same extent and on the same terms as if the last day of such two year period were a "qualifying event" under Part 6 of Title I of the Employee Retirement Income Security Act of 1974, as amended.

                         (iv) Executive shall receive any other benefits under
                  other plans or programs of the Company in which he is then currently participating in accordance with their terms.

                          (v) Notwithstanding the terms of any stock incentive
                  plan or award agreement, any stock incentive awards held by Executive with respect to shares of the Company's common stock that have not vested as of the Date of Termination shall continue to stay outstanding and vest in accordance with their terms.

                         (vi) Other than the benefits set forth in this Section
                  3(a), the Company and its subsidiaries will have no further obligations hereunder with respect to Executive following such Date of Termination.

                        (vii) Executive shall not be required to mitigate
                  damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor will any payments hereunder be subject to offset in respect of any claims which the Company may have against Executive, nor, except as provided in the next following sentence, shall the amount of any payment or benefit provided for in this Section 3 be reduced by any compensation or benefits earned as a result of Executive's employment with another employer. The amounts paid under Section 3(a)(ii) and (iii) hereof shall be reduced to the extent Executive is eligible to receive medical, dental or vision benefits from a successor employer of Executive substantially comparable to those he was receiving from the Company prior to the Date of Termination, or the date of the Change of Control if more favorable.


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                  (b) Upon Disability or Death. If Executive's employment with the Company is terminated prior to or upon the second anniversary of a Change of Control by reason of Disability or death:

                          (i) The Company shall pay Executive (or his estate,
                  heirs or beneficiaries) (A) accrued unpaid base salary and vacation through the Date of Termination and (B) the Target Bonus (or, as applicable, the excess of Target Bonus over the bonus paid for such period) for the most recently completed bonus period if Target Bonus has not been paid in respect of such period (unless the most recently completed bonus period is calendar year 2000, in which case the Executive's entitlement shall be the earned bonus for such period, not the Target Bonus), plus a pro rata portion of the Target Bonus for the current bonus period through the Date of Termination, in the case of either of (A) or (B), within ten days of the Date of Termination in a lump sum payment.

                         (ii) Notwithstanding the terms of any stock incentive
                  plan or award agreement, (A) in the event of a termination by reason of Executive's death, any stock incentive awards held by Executive with respect to shares of the Company's common stock shall automatically vest as of the date of such termination and (B) in the event of termination by reason of a Executive's Disability, any stock incentive awards held by Executive with respect to shares of the Company's common stock that have not vested as of the Date of Termination shall continue to stay outstanding and vest in accordance with their terms.

                        (iii) Executive shall receive any other benefits under
                  other plans and programs of the Company in which he is then currently participating in accordance with their terms.

                         (iv) Other than the benefits set forth in this Section
                  3(b), the Company and its subsidiaries will have no further obligations hereunder with respect to Executive (or his or her estate, heirs or beneficiaries) following the Date of Termination.

                  (c) Any Other Termination. If Executive is terminated at any time during the term of this Agreement following a Change of Control for any reason other than set forth in Section 3(a) or 3(b), Executive shall be entitled to receive his accrued unpaid base salary and vacation through the Date of Termination, the Target Bonus (or, as applicable, the excess of Target Bonus over any bonus paid for such period) for the most recently completed bonus period if Target Bonus has not been paid in respect of such period (unless the most recently completed bonus period is calendar year 2000, in which case the Executive's entitlement shall be the earned bonus for such period, not the Target Bonus), plus except in the case of the


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         Company's termination of Executive for Cause, a pro rata portion of the
         Target Bonus for the current bonus period through the Date of Termination, all of the foregoing payable in a lump sum within ten days of the Date of Termination, and any other benefits under other plans and programs of the Company in which he is then currently participating in accordance with their terms, and the Company and its subsidiaries will have no further obligations hereunder with respect to Executive following the Date of Termination.

                 (d) Notice of Termination. Any purported termination of employment by the Company or by Executive following a Change of Control shall be communicated by written notice of termination to the other party hereto in accordance with Section 8(i) which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

         4. Gross-Up in connection with a Change of Control. In the event that, as a result of the payments to which he becomes entitled by reason of a Change of Control pursuant to the terms hereof or the terms of any other agreement (including but not limited to the accelerated vesting of stock options), Executive becomes subject to excise tax (the "EXCISE TAX") under Section 4999 of the Internal Revenue Code of 1986, as amended (the "CODE"), the Company shall pay to Executive as additional compensation an amount (the "GROSS-UP PAYMENT") equal to an amount which, after payment by Executive of all taxes (including any federal, state and local income tax and excise tax upon such amount) would allow the Executive to retain an amount equal to the Excise Tax, unless, if the reduction of the severance payments hereunder to Executive by no more than 5% would avoid the imposition of Excise Tax, then the Company shall so reduce such severance payments to Executive and no Gross-up Payment will be made.

         For purposes of determining whether Executive will be subject to the Excise Tax and the amount of such Excise Tax, the following criteria shall apply:

                 (a) All determinations required to be made under this Section 4 shall be made by the Company's independent auditors (the "ACCOUNTING FIRM"), which shall provide detailed supporting calculations to both the Company and Executive within 15 business days after the Date of Termination or such earlier time as is requested by the Company provided that any determination that an Excise Tax is payable by Executive shall be made on the basis of substantial authority. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall furnish Executive with a written opinion that Executive has substantial authority not to record any Excise Tax on his federal income tax return. Any determination by the Accounting Firm meeting the requirements of this Section 4(a) shall, subject to possible adjustment as set forth in Section 4(c) below, be binding upon the Company and Executive.

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                 (b) The value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accounting Firm in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of Executive's residence on the date on which the Excise Tax is incurred, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

                 (c) In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder, Executive shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income tax deduction) plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional payment in respect of an amount equal to such excess at the time that the amount of such excess finally is determined. In the case of any payment that the Company is required to make to Executive pursuant to the preceding sentence (a "LATER PAYMENT"), the Company shall also pay to Executive an additional amount such that after payment by Executive of all of Executive's applicable Federal, state and local taxes, including any interest and penalties assessed by any taxing authority, on Later Payment, Executive will retain an amount equal to the Later Payment. Executive and the Company each shall reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax.

         Notwithstanding any provision of this Agreement to the contrary, Executive shall pay his ordinary federal, state and local income taxes to which he is subject as a result of the payments to which he becomes entitled by reason of a Change of Control pursuant to the terms hereof or the terms of any other agreement (including but not limited to the accelerated vesting of stock options).

           5.   Non-Competition; Non-Solicitation; Confidentiality.

                 (a) Executive acknowledges and recognizes the highly competitive nature of the business of the Company and accordingly agrees that, in consideration of this Agreement, the rights conferred hereunder,

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         and any payments hereunder, during the Non-Compete Term, Executive will not engage, either directly or indirectly, as an employee, consultant or independent contractor, or as a principal for his own account or jointly with others, or as a stockholder in any corporation or joint stock association, in any business other than the Company or its subsidiaries which designs, develops, manufactures, distributes, sells or markets the type of products or services sold, distributed or provided by the Company or its subsidiaries during the two year period prior to the Date of Termination (the "BUSINESS"); provided that nothing herein shall prevent Executive from owning, directly or indirectly, not more than 5% of the outstanding shares of, or any other equity interest in, any entity engaged in the Business and listed or traded on a national securities exchanges or in an over-the-counter securities market.

                 (b) During the Non-Compete Term, Executive will not (i) directly or indirectly employ or solicit, or receive or accept the performance of services by, any active employee of the Company or any of its subsidiaries who is employed primarily in connection with the Business, except in connection with general, non-targeted recruitment efforts such as advertisements and job listings or directly or indirectly induce any employee of the Company to leave the Company, or assist in any of the foregoing or (ii) solicit for business (relating to the Business) any person who is a customer or former customer of the Company or any of its subsidiaries, unless such person shall have ceased to have been such a customer for a period of at least six months.

                 (c) Executive will not at any time (whether during or after his employment with the Company) disclose or use for his own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than the Company and any of its subsidiaries, any trade secrets, information, data, or other confidential information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, financing methods, plans, or the business and affairs of the Company generally, or of any subsidiary of the Company, unless required to do so by applicable law or court order, subpoena or decree or otherwise required by law, with reasonable evidence of such determination promptly provided to the Company. The preceding sentence of this paragraph (c) shall not apply to information which is not unique to the Company or which is generally known to the industry or the public other than as a result of Executive's breach of this covenant. Executive agrees that upon termination of his employment with the Company for any reason, he will return to the Company immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Company and its subsidiaries, except that he


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         may retain personal notes, notebooks and diaries. Executive further agrees that he will not retain or use for his account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Company or its subsidiaries.

                 (d) It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this
         Section 5 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any tribunal of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

                 (e) This Section 5 will survive the termination of this Agreement.

           6. Remedies. (a) Executive acknowledges and agrees that the Company's remedies at law for a breach or threatened breach of any of the provisions of
Section 5 would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to seek equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

                 (b) Notwithstanding any provision of this Agreement to the contrary, from and after any breach by Executive of the provisions of
         Section 5 of this Agreement, the Company shall cease to have any obligations to make payments or provide benefits to Executive under this Agreement.

           7. Termination of Employment After the Second Year Following a Change of Control. If Executive's employment is terminated after the second year following a Change of Control, but prior to the Equity Vesting Date, without Cause by the Company or by Executive for Good Reason, (i) Executive shall be entitled to receive (A) his accrued unpaid base salary and vacation through the Date of Termination, (B) the Target Bonus (or, as applicable, the excess of the Target Bonus over any bonus paid for such period) for the most recently completed bonus period if Target Bonus has not been paid in respect of such period, and (C) a pro rata portion of the Target Bonus for the bonus period through the Date of Termination, all of the foregoing payable in a lump sum within ten days of the Date of Termination, and (D) any other benefits under other


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plans and programs of the Company in which he is then currently participating, in accordance with their terms, (ii) notwithstanding the terms of any stock incentive plan or award agreement, any stock incentive awards held by Executive with respect to shares of the Company's common stock that have not vested as of the Date of Termination shall continue to stay outstanding and vest in accordance with their terms, and (iii) the Company and its subsidiaries will have no further obligations hereunder with respect to Executive following the Date of Termination.

         8. Miscellaneous.

                 (a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Michigan.

                 (b) Entire Agreement/Amendments. This Agreement contains the entire understanding of the parties with respect to the severance payable to Executive in the event of a termination of employment following a Change of Control during the term of this Agreement. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein or therein. This Agreement may not be altered, modified or amended, except by written instrument signed by the parties hereto.

                 (c) No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

                 (d) Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

                 (e) Arbitration. With respect to any dispute between the parties hereto arising from or relating to the terms of this Agreement, except as provided in Section 6(a), the parties agree to submit such dispute to arbitration in Michigan under the auspices of and the employment rules of the American Arbitration Association. The determination of the arbitrator(s) shall be conclusive and binding on the Company and Executive and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

                 (f) Attorneys Fees. In the event of a dispute by the Company, Executive or others as to the validity or enforceability of, or liability under, any provision of this Agreement, the Company shall reimburse



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         Executive for (i) all legal fees and expenses incurred by him in connection with such dispute if Executive substantially prevails in the dispute and (ii) if Executive has not substantially prevailed in such dispute as set forth in (i), one-half the amount of all legal fees and expenses incurred by him in connection with such dispute except to the extent Executive's position is found by a tribunal of competent jurisdiction to have been frivolous.

                 (g) Assignment. This Agreement shall not be assignable by either party. Notwithstanding the foregoing, the Company shall assign this Agreement to any successor to substantially all of the stock, assets or business of the Company, and any such successor must assume in writing all of the obligations of the Company under this Agreement.

                 (h) Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon the personal or legal representatives, executors, administrators, successors, including successors to all or substantially all of the stock, business and/or assets of the Company, heirs, distributees, devisees and legatees of the parties.

                 (i) Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the execution page of this Agreement; provided that all notices to the Company shall be directed to the attention of the Board of Directors of the Company with a copy to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

                 (j) Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such U.S. federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

                 (k) Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

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         IN WITNESS WHEREOF, the parties hereto have duly executed this
Agreement as of the day and year first above written.


                                MASCOTECH, INC.

                                By:   /s/ Timothy Wadhams
                                      -----------------------------------------

                                      Title: Executive Vice President - Finance
                                              and Administration
                                      Address:    21001 Van Born Road
                                                  Taylor, Michigan 48108


                                DAVID B. LINER


                                /s/ David B. Liner
                                ------------------------------------------------

                                Address:     2221 Bloomfield Woods Court
                                             West Bloomfield, MI  48323






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